Exhibit 10.6

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

FIRST AMENDMENT TO THE LICENSE AGREEMENT

This FIRST AMENDMENT TO THE LICENSE SERVICES AGREEMENT (the “First Amendment”) is made and entered into effective as of May 31, 2023 (the “First Amendment Effective Date”) by and between Cellectis S.A., a corporation existing and registered under the laws of France (“Cellectis”), and Calyxt, Inc., a corporation existing and registered under the laws of Delaware (“Calyxt”).

WHEREAS, the Parties entered into that certain License Agreement dated July 25, 2017 (the “Agreement”).

WHEREAS, the Parties wish to amend the Agreement in accordance with the terms as set forth in this First Amendment.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Generally. All Capitalized terms used in this First Amendment not otherwise defined herein have the meaning assigned to them in the Agreement.

ARTICLE 2

AMENDMENTS

Section 2.01 Bare Sublicense Revenue. The definition of “Bare Sublicense Revenue” in Article 1 of the Agreement is hereby in its entirety and replaced with the following:

“Bare Sublicense Revenue” means any and all consideration, payments and revenue (including the fair market value of any non-cash consideration) received by Calyxt pursuant to any Bare Sublicense to the extent attributable to the rights in the Licensed Cellectis Patents and the Licensed Plant Patents that are granted to a third party in such Bare Sublicense.

Section 2.02 Calyxt Field. The definition of “Calyxt Field” in Article 1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Calyxt Field” means the field of researching, developing and commercializing microorganism, agricultural and food products, including, but not limited to traits, seeds, proteins, oils, carbohydrates, food, and food and animal feed ingredients, excluding (i) any application in connection with animals and animal cells and (ii) therapeutic applications.

Section 2.03 Licensed Plant Patents. The following definition is inserted into Article 1 of the Agreement in alphabetical order:

“Licensed Plant Patents” means (i) each Patent set forth on Exhibit A to the First Amendment, (ii) all foreign equivalents and counterparts to each Patent described in clause (i), and (iii) each Patent claiming priority to or having common priority with each Patent described in clauses (i) and (ii) anywhere in the world.

Section 2.04 Licensed Cellectis Patents. The definition of “Licensed Cellectis Patents” in Article 1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Licensed Cellectis Patents” means any and all Patents that are: (i) related to the Calyxt Field; (ii) necessary for Calyxt to operate in the Calyxt Field; and (iii) Licensable by Cellectis and existing as of the Effective Date, in each case excluding Licensed Plant Patents.

Section 2.05 Patent-Related Expenses. The definition of “Patent-Related Expenses” in Article 1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Patent-Related Expenses” means (i) external costs and expenses (including out-of-pocket attorneys’ fees, patent agent fees and governmental filing fees) that Cellectis or any of its Affiliates actually incurs in prosecuting and maintaining the Licensed Cellectis Patents which are exclusively and solely related to the Calyxt Field, and (ii) the Pro Rata Share.

Section 2.06 Pro Rata Share. The following definition is inserted into Article 1 of the Agreement in alphabetical order:

“Pro Rata Share” means (i) external costs and expenses (including out-of-pocket attorneys’ fees, patent agent fees and governmental filing fees) that Cellectis or any of its Affiliates actually incurs in prosecuting and maintaining a Licensed Plant Patent which are exclusively and solely related to the Calyxt Field multiplied by (ii) a fraction, (A) the numerator of which is one, and (B) the denominator of which is (x) the number of express third party licensees of such Licensed Plant Patent, plus (y) one (1). By way of example only, if a Licensed Plant Patent is licensed to four third party licensees, then subclause (ii) of the definition of Pro Rata Share for this Licensed Plant Patent shall be 1/5. For the avoidance of doubt, if a Licensed Plant Patent is licensed to a third party and the grant of license collectively includes such third party’s Affiliates, for the purposes of calculating the Pro Rata Share, such third party and its Affiliates shall be counted collectively as one third party licensee.

Section 2.07 Calyxt License. Section 2.01 of the Agreement is hereby deleted in its entirety and replaced with the following:

Section 2.01. Calyxt License.

(i) Licensed Cellectis IP. Subject to the terms and conditions of this Agreement, Cellectis hereby grants to Calyxt an exclusive (except as otherwise provided herein and subject to existing licenses granted by Cellectis to third parties prior to the Effective Date) worldwide, perpetual license, with the right to sublicense (in accordance with Section 2.03) under the Licensed Cellectis IP to use, have used , make, have made, sell, have sold, offer for sale, export, import and otherwise exploit any and all Calyxt Licensed Products within the Calyxt Field (the “Calyxt License”). Notwithstanding the foregoing, the Calyxt License shall be non-exclusive solely in the Non-Exclusive Field, such that the rights as set forth above in this Section 2.01 are granted to Calyxt on a non-exclusive basis in the Non-Exclusive Field under the Calyxt License.

(ii) Licensed Plant Patents. Subject to the terms and conditions of this Agreement, Cellectis hereby grants to Calyxt a non-exclusive, worldwide, perpetual, irrevocable, royalty-free and fully paid-up license (with the right to sublicense to any Person through multiple tiers and without any of the restrictions imposed by Section 2.03) under the Licensed Plant Patents to use, make, have made, sell, offer to sell, export, import and otherwise exploit the Licensed Plant Patents within the Calyxt Field.

Section 2.08 UMinn License. Section 2.04 of the Agreement is hereby deleted in its entirety and replaced with the following:

Section 2.04. UMinn license. The Parties acknowledge and agree that Calyxt has received a copy of the UMinn License and certain Licensed Cellectis IP is owned by the University of Minnesota (“UMinn IP”) and the Calyxt License with respect to the UMinn IP is granted as a sublicense under, and subject to the terms and conditions of, the UMinn License. Accordingly, in exercising its rights under the Calyxt License, Calyxt shall comply with any and all terms and conditions of the UMinn License as they would apply to Calyxt as a sublicensee with respect to any UMinn IP. Without limiting the generality of the foregoing, promptly following receipt of written notice thereof, Calyxt shall reimburse Cellectis for any and all payments required to be made by Cellectis to the University of Minnesota pursuant to Sections 11.6.4 (Milestone Payments), 11.11 (Annual Fee), and 11.12 (Commercialization Fee) of the UMinn License, but solely to the extent that any such payments are required as a result of the applicable activities of Calyxt hereunder or thereunder. Calyxt shall not be liable to the University of Minnesota for any other payments and as party to the UMinn License, as between the Parties, Cellectis will be responsible for all such payments owed to UMinn under the UMinn License. Notwithstanding anything to the contrary in this Agreement, Calyxt can deduct from any payment owed by Calyxt to Cellectis hereunder for any particular activity any amount reimbursed to Cellectis under this Section 2.04 that arises from the same activity. Without the prior written consent of Calyxt, Cellectis shall not (A) terminate the UMinn License, or (B) amend or waive any rights under the UMinn License in any manner that would reasonably be expected to have a material adverse effect on any of Calyxt’s rights under this Agreement. In addition, Calyxt shall provide, and shall cause its sublicensees to provide, to Cellectis all reports, information, and other assistance in connection with Calyxt’s and its sublicensees’ activities pursuant to this Agreement that are reasonably required to enable Cellectis to comply with its obligations under the UMinn License solely to the extent that such obligations relate to Calyxt’s activities pursuant to this Agreement.

Section 2.09 Calyxt Improvements. Section 2.05(b) of the Agreement is hereby deleted in its entirety.

Section 2.10 No Other Licenses. Section 2.07 of the Agreement is hereby deleted in its entirety and replaced with the following:

Section 2.07. No Other Licenses. Except as expressly provided in this Agreement, no other licenses are granted to either Party under this Agreement. Each Party acknowledges and agrees that (a) any use by Calyxt or any of its sublicensees of the Licensed Cellectis IP or Licensed Plant Patents outside the scope of the Calyxt License or the Licensed TALEN Mark outside the scope of the Calyxt TM License is expressly prohibited and (b) any use by Cellectis or any of its sublicensees of the Calyxt Improvements is expressly prohibited.

Section 2.11 Prosecution and Maintenance. Section 9.1(a) of the Agreement is hereby amended by inserting the words “and Licensed Plant Patents” following the words “Licensed Cellectis IP,” in the first sentence of such section.

Section 2.12 Prosecution and Maintenance. Section 9.1(b) is deleted in its entirety and replaced with the following:

(b) As between the Parties, Calyxt shall have the sole and exclusive right to prosecute and maintain all Intellectual Property Rights owned or otherwise controlled by Calyxt or any of its Affiliates, including all Intellectual Property Rights in or to any Calyxt Improvements.

Section 2.13 Prosecution and Maintenance. The following section (c) is added in alphabetical order to Section 9.01 of the Agreement:

(c) Within sixty (60) days of the First Amendment Effective Date, and thereafter on an annual basis, at least thirty (30) days prior to the beginning of each calendar year, Cellectis will provide to Calyxt a budget for the estimated Patent-Related Expenses that are expected to be incurred during such calendar year. Cellectis will consider in good faith to implement any changes to such budget that are reasonably requested by Calyxt (each an “Annual Prosecution Budget”). Cellectis will use commercially reasonable efforts to adhere to the Annual Prosecution Budget and will not incur any Patent-Related Expenses in an unreasonable manner (including by filing Patents subject to Patent-Related Expenses in multiple countries without first obtaining Calyxt’s prior written consent). If practicable, Cellectis will notify Calyxt before incurring any additional Patent-Related Expense and the Parties will discuss strategies to mitigate any such additional Patent-Related Expense. Calyxt will be responsible for reimbursing Cellectis for Patent-Related Expenses in accordance with Section 5.03.

Section 2.14 Survival. Section 10.04 of the Agreement is hereby deleted in its entirety and replaced with the following:

Section 10.04. Survival. Notwithstanding anything in this Agreement to the contrary, Sections 2.01(ii), 2.05(a), 2.07, 3.02, 5.04 (only to the extent any royalties or Bare Sublicense Revenue are due to Cellectis during the applicable reporting period), 6.02, 6.03, 9.01(b) and 10.04, and Articles 7, 8 and 11 shall survive any expiration or termination of this Agreement.

Section 2.15 Change of Control. The Agreement is hereby amended by adding the following as a new Section 11.13:

Section 11.13. Change of Control. Unless that certain Lease Guaranty, dated as of September 1, 2017, executed by Cellectis, S.A. in favor of NLD Mount Ridge LLC as landlord under that certain Lease Agreement, dated as of the same date, with Calyxt, Inc. (as the same may be amended or restated from time to time, the “Lease Guaranty”) has been terminated such that Cellectis S.A. and its Affiliates have no further liabilities or obligations thereunder, and with no amounts having been paid by Cellectis S.A. or its Affiliates thereunder other than those amounts that have been fully repaid to Cellectis S.A. or its Affiliates prior to the consummation of such Change of Control, Cellectis may terminate this Agreement by giving written notice to Calyxt, such termination to take effect forthwith or as otherwise stated in the notice, in case of any Change of Control of Calyxt. For the purpose of this Section 11.13: (a) “Change of Control” means the occurrence of any of the following events: (i) any third party acquires direct or indirect Control of Calyxt, by any means (including acquisition of shares, share exchange or share transfer); or (ii) Calyxt, directly or indirectly, conveys, transfers, divests or leases (including general succession and all types of corporate split) in one or more transactions to any third party either: (x) all or substantially all of the assets of Calyxt or (y) all or substantially all of its assets that are material to the purpose of performance of its obligations under this Agreement, and (b) “Control” means the ownership of more than 50% (fifty percent) of the issued share capital or other equity interest or the legal power to direct or cause the direction of the general management and policies of a Person, whether directly or indirectly.

ARTICLE 3

MISCELLANEOUS

Section 3.01 Other Provisions. All provisions of the Agreement not expressly amended herein shall remain in full force and effect.

Section 3.02 No Calyxt Improvements. Calyxt represents and warrants to Cellectis that as of the date hereof there are no Calyxt Improvements.

Section 3.03 Miscellaneous. The provisions of Article 11 of the Agreement apply to the First Amendment mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this First Amendment to be duly executed by their respective authorized officers as of the date first written above.

CELLECTIS S.A.

By:	/s/ André Choulika
Name: André Choulika
Title: Chief Executive Officer

CALYXT, INC.

By:	/s/ Michael A. Carr
Name: Michael A. Carr
Title: President and Chief Executive Officer

[Signature Page to First Amendment to License Agreement]

Exhibit A

Licensed Plant Patents

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